Exhibit 10.21

INDEPENDENT DIRECTORS COMPENSATION

Effective January 25, 2007

Annual Retainer	$55,000 (payable $13,750 quarterly)

Annual fee Audit Committee Chair	$20,000

Annual fee Compensation Committee Chair	$15,000

Nominating and Governance Chair	$8,500

Stock Options	3,000 options granted each quarter on the last trading day of each calendar quarter as compensation for the ensuing quarter, immediate vesting.

50,000 granted at election, with strike price equal to the NASDAQ closing price on the effective date of Board service, vesting over 3 years (first 1/3 vests at first anniversary of grant and the balance will vest annually thereafter in equal installments on the second and third anniversaries of the grant date).

All options will be exercisable for a period of one year from the effective date of termination of board service, unless the termination was for cause,

Restricted Stock	2,500 shares of Restricted Stock granted to each sitting independent director under the Company’s amended 2000 Employee Stock at the first regularly scheduled meeting of the Board of Directors in each calendar year, each grant to vest upon the departure of the independent director from the Board: provided that, with respect to each grant, such director shall have served a term of one year or greater from the effective date of the grant(s). If the departure date is less than one year from the date of grant(s), the restricted stock will be forfeited. Any director who joins the board after the first regularly scheduled meeting will receive a pro-rated grant on the effective date of his or her board service.

Expense Reimbursement	For Board and Committee meetings in accordance with the Board of Directors Travel Policy.